EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORT CHALET, INC.

Sport Chalet, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Section 1 of ARTICLE IV of the Amended and Restated Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

Section 1. Authorized Shares

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is:

Forty-Six Million (46,000,000) shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock").

Two Million (2,000,000) shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock").

Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

Upon the Certificate of Amendment adding this provision to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each whole share of the Corporation's Common Stock, $0.01 par value (the "Old Common Stock"), then issued (including shares held in the Treasury of the Corporation) shall automatically be reclassified, changed and converted into 0.25 fully paid and non-assessable share of Class B Common Stock, and certificates previously representing shares of Old Common Stock shall be deemed to represent the appropriate number of shares of Class B Common Stock. Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any stockholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board of Directors.

SECOND: That Section 2(B) of ARTICLE IV of the Amended and Restated Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

B. Common Stock

The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation, as amended.

(a) Voting. At each annual or special meeting of stockholders, each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class B Common Stock standing in such person's name on the stock transfer records of the Corporation on any such matter. The holders of Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"). In order to be qualified to serve as a Class A Director, an individual must meet the definition of "independent" as defined in The Nasdaq Stock Marketplace Rule 4200(a)(15). In addition to any vote required by law, the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a single class, present in person or represented by proxy at a meeting of stockholders, shall be required in order to amend Section 1 of Article IV to increase the number of authorized shares of Class B Common Stock. Unless otherwise required by law or as expressly provided in this Amended and Restated Certificate of Incorporation, as amended, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to the stockholders.

(b) Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. Each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, any spin-off or other distribution of assets or securities and upon liquidation, dissolution or winding up of the Corporation); provided, that the holder of each share of Class A Common Stock shall be entitled to receive a regular cash dividend equal to 110% of any regular cash dividend paid with respect to a share of Class B Common Stock; and provided, further, that dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made only as follows: (i) in shares of Class A Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock solely in connection with a proportionate dividend to effectuate a split of the Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

(c) Convertibility. Except as described below, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into another class of Common Stock or any other security of the Corporation.

(1) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock as a second class of the Corporation's Common Stock with inferior voting rights to the Class B Common Stock, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.

(2) In the event of any conversion of the Class A Common Stock pursuant to subsection (c)(1), certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation shall be deemed to be shares of Class B Common Stock.

(d) Class A Protection.

(1) Except as otherwise expressly provided in this subsection (d) of Article IV, if, from and after the Effective Time, any person or group (excluding the Corporation) acquires (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class B Common Stock constituting 10% or more of the then issued and outstanding shares of Class B Common Stock (such acquisition making such person or group a "Significant Stockholder") and such person or group does not then own shares of Class A Common Stock acquired after the initial distribution of Class A Common Stock by the Corporation (the "Distribution") constituting an equal or greater percentage of all then issued and outstanding shares of Class A Common Stock, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Class A Common Stock (a "Class A protection transaction") as provided in this subsection (d) of this Article IV.

(2) In a Class A protection transaction, the Significant Stockholder must offer to acquire from the holders of the Class A Common Stock that number of shares of additional Class A Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class B Common Stock beneficially owned by such Significant Stockholder which were acquired after the Effective Time by the total number of shares of Class A Common Stock issued and outstanding on the date such person or group became a Significant Stockholder, and (ii) subtracting therefrom the excess (if any) of the number of shares of Class A Common Stock beneficially owned by such Significant Stockholder on such date (including shares acquired at or prior to the time such person or group became a Significant Stockholder) over the number of shares of Class A Common Stock beneficially owned by such Significant Stockholder immediately after the Distribution. The Significant Stockholder must acquire all shares validly tendered; provided, however, that if the number of shares of Class A Common Stock tendered to the Significant Stockholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this paragraph (2), the number of shares of Class A Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Class A Common Stock tendered by all tendering holders. In applying the formula in this paragraph (2) to a Class A protection transaction required by paragraph (4) below, the date on which the Significant Stockholder acquired the additional shares of Class B Common Stock triggering the obligation under paragraph (4) shall be deemed to be the "date such person or group became a Significant Stockholder."

(3) The offer price for any shares of Class A Common Stock required to be purchased by the Significant Stockholder pursuant to a Class A protection transaction is the greatest of (i) the highest price per share paid by the Significant Stockholder for any share of Class B Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder, (ii) the highest closing price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the Nasdaq National Market System (or such other quotation system or securities exchange constituting the principal trading market for such class of Common Stock) on the date such person or group became a Significant Stockholder or (iii) the highest closing price for a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the Nasdaq National Market System (or such other quotation system or securities exchange constituting the principal trading market for such class of Common Stock) on the date preceding the date the Significant Stockholder commences the required tender offer. For purposes of paragraph (4) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Significant Stockholder becomes required to engage in a Class A protection transaction. In the event that the Significant Stockholder has acquired Class B Common Stock in the six-month period ending on the date such person or group becomes a Significant Stockholder for consideration other than cash, the value of such consideration per share of Class B Common Stock shall be as determined in good faith by the Board of Directors.

(4) A Class A protection transaction shall also be required to be effected each time a Significant Stockholder acquires shares of Class B Common Stock constituting an additional 5% or more of the then issued and outstanding Class B Common Stock (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) subsequent to the last acquisition of Class B Common Stock which triggered the requirement for a Class A protection transaction, if such Significant Stockholder does not then beneficially own shares of Class A Common Stock acquired after the Distribution constituting an equal or greater percentage of all issued and outstanding shares of Class A Common Stock. Such Significant Stockholder shall be required to offer to buy through a public tender offer the number of Additional Shares prescribed by the formula set forth in paragraph (2) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in such paragraph (2) above, at the price determined pursuant to paragraph (3) above, even if a previous Class A protection transaction resulted in fewer shares of Class A Common Stock being tendered than such previous offer included.

(5) The requirement to engage in a Class A protection transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer.

(6) If any Significant Stockholder fails to make an offer required by this subsection (d) of Article IV, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Stockholder shall not be entitled to vote any shares of Class B Common Stock beneficially owned by such Significant Stockholder and acquired by such Significant Stockholder after the Effective Time unless and until such requirements are complied with or unless and until all shares of Class B Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Stockholder. To the extent that the voting power of any shares of Class B Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under this Amended and Restated Certificate of Incorporation or the General Corporation Law of the State of Delaware.

(7) The Class A protection transaction requirement shall not apply to any increase in percentage ownership of Class B Common Stock resulting solely from a change in the total amount of Class B Common stock outstanding, provided, that any acquisition (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) after such change by any person or group (excluding the Corporation) of beneficial ownership of shares of Class B Common Stock constituting 10% or more of the then issued and outstanding Class B Common Stock (or an additional 5% or more of the Class B Common Stock subsequent to the last acquisition which triggered the requirement for a Class A protection transaction) excluding, with respect to the numerator but not the denominator for the calculation of such percentage, shares of Class B Common stock held by such Significant Stockholder immediately after the Effective Time (or immediately after the last acquisition which triggered the requirement for a Class A protection transaction, as the case may be), shall be subject to any Class A protection transaction requirement that would be imposed with respect to a Significant Stockholder pursuant to this subsection (d) of Article IV.

(8) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the number of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent Quarterly Report on Form 10-Q, or (iii) if any, its most recent Current Report on Form 8-K.

(9) For purposes of this subsection (d) of Article IV, the term "person" means a natural person, company, government, or political subdivision agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the Exchange Act or any successor regulation; provided, however, that solely for purposes of this subsection (d) of Article IV and for such time as both are employees of the Corporation, Craig L. Levra and Howard K. Kaminsky shall be considered to be a "group."

(10) Notwithstanding anything to the contrary in this subsection (d) of Article IV, the transfer of 974,150 shares of Class B Common Stock by Norbert Olberz to Craig L. Levra or Howard K. Kaminsky on or before December 31, 2005 shall not be subject to the Class A protection transaction requirement of this subsection (d) of Article IV and neither Craig L. Levra nor Howard K. Kaminsky shall be deemed to be a Significant Stockholder following such transfer and solely by virtue of such transfer.

(e) Equal Treatment of Class A Common Stock. The holders of Class A Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class B Common Stock in any merger, business combination or consolidation of the Corporation (whether or not the Corporation is the surviving entity) or any subsidiary of the Corporation, or any sale, lease or exchange of assets of the Corporation or any subsidiary of the Corporation.

(f) Limitation on Repurchase. The Corporation shall not have the power to purchase, repurchase, exchange, redeem or otherwise acquire in excess of 10% of the outstanding shares of Class B Common Stock in any transaction (a "Significant Repurchase") unless either (i) the Corporation shall make an offer to repurchase the same percentage of the Class A Common Stock for the same per share consideration as in the Significant Repurchase or (ii) the holders of a majority of the shares of Class A Common Stock, voting as a single class, present in person or represented by proxy at a meeting of stockholders, shall have approved such Significant Repurchase.

(g) Subdivision, Combination and Reclassification of Shares. If the Corporation shall in any manner split or subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined; provided, however, that the Corporation shall lack the power to effect any combination by means of a reverse stock split which results in the holders of more than 5% of the Class B Common Stock outstanding immediately prior to such reverse stock split being converted into fractional interests or fractional shares as a result of such reverse stock split, unless such combination was approved by the holders of a majority of the outstanding shares of Class B Common Stock; and provided further that the Corporation shall lack the power to effect any combination by means of a reverse stock split which results in the holders of more than 5% of the Class A Common Stock outstanding immediately prior to such reverse split being converted into fractional interests or fractional shares as a result of such reverse stock split, unless such combination was approved by the holders of a majority of the outstanding shares of Class A Common Stock. Other than with respect to a reclassification in connection with a split, subdivision or combination of shares of outstanding Common Stock as provided above, the holders of Class A Common Stock shall be entitled to be treated identically to the holders of Class B Common Stock on a per share basis in any reclassification or recapitalization of the Common Stock.

(h) Power to Sell and Purchase Shares. The Board of Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the provisions of subsection (f) of Article IV, the Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(i) No Preemptive Rights. No holder of Class A Common Stock or Class B Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

(j) Amendment. In addition to any vote required by law or this Amended and Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a single class, shall be required in order to amend Section 2 of Article IV.

THIRD: That at a meeting of the Board of Directors of Sport Chalet, Inc. resolutions were duly adopted declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

FOURTH: That thereafter, pursuant to the resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendments.

FIFTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Sport Chalet, Inc. has caused this certificate to be executed by Howard K. Kaminsky, its Chief Financial Officer, on this 20th day of September 2005.

SPORT CHALET, INC.

By	/s/ Howard K. Kaminsky
Howard K. Kaminsky,
Chief Financial Officer